EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	EDWARD F. CRAWFORD PARK-OHIO HOLDINGS CORP. (216) 692-7200

PARK-OHIO COMPLETES ACQUISITION OF PURCHASED PARTS GROUP ASSETS

CLEVELAND – July 20, 2005 – Park-Ohio Industries, Inc., a subsidiary of Park-Ohio Holdings Corp. (Nasdaq: PKOH), announced today that its INTEGRATED LOGISTICS SOLUTIONS (ILS) business has completed the previously announced agreement to acquire substantially all the assets of Purchased Parts Group, Inc. (PPG). PPG, a provider of supply chain management services for a broad range of production components, operates 12 service centers in the United States, United Kingdom and Mexico.

Edward F. Crawford, Chairman and Chief Executive Officer, stated, “The strategic acquisition of PPG is consistent with our goal to build our rapidly growing supply chain management business. PPG, with over 50 years of providing supply chain management services, adds an impressive list of new customers and suppliers, expands our geographic presence, and brings to ILS a number of talented and experienced people.”

The transaction is expected to be moderately accretive to earnings in 2005 and have a more significant impact in 2006.

Park-Ohio is a leading provider of supply chain logistics services and a manufacturer of highly engineered products for industrial original equipment manufacturers. Headquartered in Cleveland, Ohio, the Company operates 24 manufacturing sites and 32 supply chain logistics facilities. Visit the Company Web site at http://www.pkoh.com for more information.

Forward-looking Statements
This news release contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from expectations are the cyclical nature of the vehicular industry, timing of cost reductions, labor availability and stability, changes in economic and industry conditions, adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities, the uncertainties of environmental, litigation or corporate contingencies, changes in regulatory requirements and the Company’s ability to successfully integrate the acquired assets in its operations. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

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